                                                                   Exhibit 99.16

(VISTA.COM(TM) LOGO)

June 6, 2005

Curt Porritt

     RE: OFFER OF EMPLOYMENT

Dear Curt:

     On behalf of Vista.com, Inc. (the "Company"), I am pleased to confirm our offer of employment to you for the position of President of the 10x Marketing division of the Company, reporting to John Wall, contingent upon the closing of acquisition of 10x Marketing, LLC by the Company, pursuant to the terms of that certain Membership Interest Purchase Agreement by and between the Company and 10x Marketing, LLC dated as of June 6, 2005 (the "10X Purchase Agreement"). This letter sets out the terms of your employment with the Company, which will start on the day following the date of the Closing under the 10x Purchase Agreement.

     You will be paid a base salary of $4,166.67 semi-monthly (which equals $100,000 per year), less applicable tax and other withholdings ("Base Salary"). The Company plans to continue the benefit plans currently being offered by 10x Marketing. If those benefits are terminated, you will become eligible to participate in various Company fringe benefit plans, including group health insurance, 401(k), and vacation programs.

     If the 10x Marketing business acquired by the Company pursuant to the 10x Purchase Agreement generates revenues of at least $960,000 in the calendar year 2005, as determined by the Company's auditors, you will receive a cash bonus of $25,000. The bonus will be paid on or after January 15, 2006, provided, that you must be continuously employed by the Company through the date of such determination to be eligible to receive such bonus. Additionally you will be paid 10% commission on 2005 revenue growth generated from your division's sells efforts. Growth will be measured based on the average monthly revenue from the first quarter of 2005. This commission will be paid monthly based on the growth experienced during the previous month.

     Subject to the approval of the Company's Board of Directors, you will be granted an option to purchase 100,000 shares of Company common stock under the Company's incentive stock option plan at an exercise price equal to the fair market value of that stock on your option grant date. Your option will vest over a period of three and one half (3.5) years, with 25% of the shares vesting after the first six months; provided, however, that a total of 37,500 shares (which equals 37.5% vesting of your option) of Common Stock under your option will vest and become exercisable if, within twelve (12) months of the date of the Closing under the 10x Purchase Agreement, the Company terminates your employment without Cause (the "Acceleration"). The option will be subject to the terms and conditions of the Company's stock option plan and standard form of stock option agreement, which you will be required to sign as a condition of receiving the option.

     Your employment with the Company is "at will"; it is for no specified term, and may be terminated by you or the Company at any time, with or without cause or advance notice. However, if, within twelve (12) months of the date of the Closing under the 10x Purchase Agreement, the Company terminates your employment without Cause, you will receive your then current Base Salary (as of the termination date of your employment), payable in accordance with the Company's normal payroll procedures, through the date that is twelve (12) months from the date of such Closing. The foregoing continuation of your Base Salary and the Acceleration of your option are expressly contingent upon your execution and delivery of a full and general release of any and all claims against the Company and its officers, directors, investors, agents and affiliates.

     For purposes of this letter agreement, "Cause" is defined as: (a) acts by you constituting intentional and willful misconduct with respect to your obligations or otherwise relating to the business of Company, including any intentional breach of this letter agreement or the Employee NDA (as defined below); (b) your conviction or entry of a plea of nolo contendere for fraud or embezzlement, any felony, or any crime involving moral turpitude; or (c) your repeated failure to perform your duties as an employee in any substantial respect or to abide by the policies of the Company, including, but not limited to, policies relating to confidentiality or workplace conduct, following written notification of such failure.

     As a condition of your employment, you will be required to sign the Company's standard form of employee nondisclosure and assignment agreement ("Employee NDA"), and to provide the Company with documents establishing your identity and right to work in the United States. Those documents must be provided to the Company within three days after your employment start date.

     In the event of any dispute or claim solely related to or arising out of the termination of your employment with Company for any reason (including, but not limited to, any claims for breach of contract, wrongful termination, or age, sex, race, national origin, disability or other discrimination or harassment), you agree that all such disputes will be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in King County, Washington. You and Company hereby waive your respective rights to have any such disputes or claims tried by a judge or jury. This section will not apply to any claims for injunctive relief by Company or you, or to any claims by Company or you arising out of or related to proprietary and intellectual property rights.

     This agreement and the non-disclosure and stock option agreements referred to above constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior negotiations, representations or agreements between you and the Company. The provisions of this agreement regarding "at will" employment and arbitration may only be modified by a document signed by you and an authorized representative of the Company.

     Curt, we look forward to working with you at the Company. Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this agreement.

                                        Sincerely,

                                        VISTA.COM, INC.


                                        By
                                           -------------------------------------
                                        Its:
                                             -----------------------------------


     I agree to and accept employment with Vista.com, Inc. on the terms and conditions set forth in this agreement.


Date: June __, 2005                     ----------------------------------------
                                                      Curt Porritt